Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Bancolombia S.A. of our report dated June 28, 2008 relating to the financial statements of Banagrícola, S.A. and its subsidiaries as of December 31, 2007 and for the year then ended, which appears in Bancolombia S.A.'s Annual Report on Form 20-F for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers, S.A.
July 12, 2010
Panama, Republic of Panama